EXHIBIT 99.1

Press Release

For Immediate Release

Overland Storage Announces Fiscal 2005 First Quarter Results

Results Exceed Expectations

SAN DIEGO – Oct. 26, 2004 – Overland Storage, Inc. (NasdaqNM: OVRL) today announced results for its fiscal 2005 first quarter ended Sept. 30, 2004, with better than anticipated results supported by new product introductions and strong market demand for its branded backup and recovery solutions.

Revenue for the fiscal 2005 first quarter was $59.5 million compared with $56.6 million for the same period last year. Net income for the first quarter was $1.9 million, or $0.13 per diluted share, compared with $2.2 million, or $0.16 per diluted share, for the fiscal 2004 first quarter. Earnings per diluted share were based on 14,571,000 and 14,178,000 shares outstanding in fiscal 2005 and 2004, respectively.

“Though our fiscal first quarter typically exhibits a seasonal slowdown, particularly in Europe, results for the period this year benefited from strong sales to major account customers both in Europe and APAC and from new product introductions,” said Christopher Calisi, president and chief executive officer.

Overland’s branded revenue was up 19 percent over the prior year quarter, with double digit contributions from each geographic sector. Sales in the Americas grew 14 percent over the same period, EMEA was up 22 percent and APAC 21 percent. Total OEM sales were off slightly from the first quarter of 2004, but up sequentially compared to the fiscal 2004 fourth quarter.

Calisi noted that profitability for the quarter was impacted by increased expense levels, though expenses were not as high as originally planned. As expected, the company significantly increased its investment in research and development reflecting product extensions of both its REO and NEO lines. Due to delayed spending plans, sales and marketing expenses were essentially flat compared to both the prior year and preceding quarter. The combination of higher sales and lower spending resulted in per share earnings that were double the company’s earlier guidance.

“I am especially pleased with the steep ramp of REO, with unit sales growing 78 percent sequentially over the fourth quarter of 2004,” Calisi said. He further highlighted the July introduction of Overland’s REO 1000, a one terabyte product designed as a cost-effective alternative to entry-level tape autoloaders. In addition, he noted the introduction in late September of the REO 9000, a 9.6 terabyte appliance designed to address the backup and recovery needs of larger organizations. “Both of these new products complement our strategy to focus on the mid-market, and offer innovative and cost-effective data protection solutions,” Calisi added.

Forward Guidance

The company issued guidance of $69 million in revenue and net income of $0.20 per diluted share for the fiscal 2005 second quarter, which is historically the company’s strongest quarter. Operating expenses for the second quarter will include the annual reseller conference, held in early October, as well as anticipated increases in sales and marketing to support new products.

For fiscal 2005 the company confirmed its earlier guidance of revenue growth of 10 percent, and earnings per diluted share growth of 12 percent. This outlook does not assume any new OEM wins, although the company continues to pursue additional OEM business. The growth outlined above includes a significant contribution from the REO product line. Additionally, the company believes gross margins will increase in fiscal 2005, reflecting higher margins from REO compared to tape automation.

About Overland Storage

Now in its 25th year, Overland Storage continues to deliver world-class data protection solutions designed to ensure business continuity. Focused on backup and recovery, Overland’s data protection solutions are designed for midrange-computer environments. These include NEO SERIES, the award-winning automated storage libraries that set the standard for intelligent, automated and scalable storage, and REO SERIES, the disk-based backup and recovery acceleration appliance. Overland sells its products worldwide through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s website at www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as “believe,” “intends,” “expects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include delays, unbudgeted expenses, inefficiencies and production problems that may result from the transition of manufacturing to Sanmina-SCI; difficulty of predicting sales to the company’s major OEM customer; worldwide information technology spending levels; unexpected shortages of critical components; rescheduling or cancellation of customer orders; loss of a major customer; the timing and market acceptance of new product introductions by the company, including the company’s new REO products, competitors or licensees of the company; the timing and amount of licensing royalties; general competition and price pressures in the marketplace; the company’s ability to control costs and expenses; and general economic conditions. Reference is also made to other factors set forth in the company’s filings with the Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis” and other sections of the company’s Form 10-K for the most recently completed fiscal year. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, REO SERIES, NEO SERIES, REO 1000 and REO 9000 are trademarks or registered trademarks of Overland Storage, Inc.

Webcast:  A live audio Webcast of Overland’s management conference call discussing first quarter 2005 results and the 2005 outlook will be held beginning at 10:30 a.m. EDT, Oct. 26, 2004, and will be posted at www.overlandstorage.com. Please provide adequate time to log on. Following the broadcast, the conference call will be archived for future access on Overland’s Web site.

CONTACT INFORMATION:

Vernon A. LoForti, CFO

Email: vloforti@overlandstorage.com

858-571-5555

Cynthia A. Bond, Director of Corporate Communications

Email:  cbond@overlandstorage.com

858-571-5555

- Financial Tables Follow -

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,
	2004	2003
	(Unaudited)
Net revenues	$59,526	$56,569
Cost of revenues	43,509	40,992
Gross profit	16,017	15,577

Operating expenses:
Sales and marketing	7,812	7,851
Research and development	2,929	1,810
General and administrative	2,612	2,582
Total expenses	13,353	12,243

Operating income	2,664	3,334
Interest income, net	274	96
Other income (loss), net	69	(10)
Income before income taxes	3,007	3,420
Income taxes	1,107	1,197
Net income	$1,900	$2,223

Earnings per share:
Basic	$0.14	$0.17
Diluted	$0.13	$0.16

Shares used in computing earnings per share:
Basic	14,056	12,972
Diluted	14,571	14,178

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	September 30, 2004	June 30, 2004
	(unaudited)
ASSETS
Cash and equivalents	$56,537	$58,422
Short term investments	16,182	11,235
Accounts receivable, net	34,960	31,424
Inventories	20,388	16,163
Other current assets	10,652	11,323
Total current assets	138,719	128,567
Property, plant and equipment, net	8,150	7,945
Other assets	7,264	7,514
Total assets	$154,133	$144,026

LIABILITIES & EQUITY
Current liabilities	$32,221	$25,460
Long-term debt	—	—
Other long-term liabilities	5,814	5,052
Shareholders’ equity	116,098	113,514
Total liabilities and equity	$154,133	$144,026